# PVML LTD. ORDER FORM

This Order Form (the "**Order**"), which incorporates the terms and conditions attached hereto (the "**Terms and Conditions**") (the Order and the Terms and Conditions together, the "**Agreement**"), is entered into by and between the Company (as defined below) and the Customer as of the later of the two dates specified below (the "**Effective Date**"). In the event of a conflict between the Order and the Terms and Conditions, this Agreement shall prevail.

Company Information:

| | |
|---|---|
| **Entity Name:** | PVML LTD. |
| **Full address:** | 6 Beit Hilel street, Tel Aviv |
| **Attn.:** | |
| **Phone:** | +972 52 3866115 |
| **Email:** | office@pvml.com |

Customer Information:

| | |
|---|---|
| **Entity Name:** | VisionWave Holdings, Inc. |
| **Full address:** | 300 Delaware Ave., Suite 210 # 301<br>Wilmington, DE.<br>19801 |
| **Attn.:** | Doug Davis |
| **Phone:** | +1 302.305.4790 |
| **Email:** | ddavis@vwav.inc |

General Terms:

| | |
|---|---|
| **Services:** | The Company provides a data and AI infrastructure that enables organizations to connect their data to Generative AI (GenAI) agents while streamlining permissions management, monitoring, and implementing best-in-class privacy enforcement.<br>The Company provides a technological solution only and does not constitute a legal solution. |
| **Effective Date** | The later of the two dates specified under the signatures below. |
| **Term:** | • The Initial Term, and any Renewal Terms as defined below, are collectively referred to as the "**Term**". This Agreement applies for the entire Term period.<br>• The Initial Term is a period of twelve (12) months (the "**Initial Term**") and shall commence on the Effective Date.<br>• Unless either Party provides written notice of non-renewal at least sixty (60) days prior to the end of the then-current term, the Agreement shall automatically renew for successive twelve (12) month periods (each, a "**Renewal Term**"). |
| **Fees:** | The total monthly fees payable by Customer under this Agreement (the "**Fee**") shall consist of (i) a **Platform Fee**, which grants access to the Company's services and includes a monthly allotment of PVML Units ("**PUs**"), and (ii) a **Usage Fee**, which applies to any consumption exceeding the included allotment. Each excessive PU costs US$0.012 and represents the cost of the resources required to process and stream a query, including but not limited to network and compute resources. Customer shall pay a yearly **Platform Fee** of Six Hundred Thousand United States Dollars (US$600,000), which includes an allotment of 200,000 PUs per month, totaling 2,400,000 PUs for the Term. A Usage Fee shall apply for any consumption of PUs in excess of this allotment. Company shall provide notice prior to Customer |

ID: d6356d14-f020-4b24-a19c-533d71f624fd

| | |
|---|---|
| | usage in excess.<br>The Company may increase the Platform Fee or Usage Fee by providing written notice to Customer at least sixty (60) days prior to the commencement of any new Term.<br>The Fee shall be subject to the discount terms set forth in the **Discounts** section below. |
| **Payment terms:** | The total amount of $600,000 (six hundred thousand U.S. dollars) shall be made as follows:<br>1. **Cash Component**<br>• $250,000 (two hundred fifty thousand U.S. dollars) payable in full upon signing of this agreement.<br>2. **Equity Component**<br>• The remaining $350,000 (three hundred fifty thousand U.S. dollars) shall be settled through the issuance of 35,000 fully paid and non-assessable shares of the Customer's common stock, valued at $10 (ten U.S. dollars) per share.<br>• The shares shall be issued and transferred to the Company within 10 days of signing this Agreement.<br>• The Customer represents and warrants that the shares will be duly authorized, validly issued, fully paid, and non-assessable at the time of issuance.<br>• The Company acknowledges that the shares may be subject to applicable securities laws, transfer restrictions, or lock-up periods in accordance with the Customer's corporate policies.<br>• The Company shall be solely responsible for any tax obligations arising from the receipt of such shares.<br>For any Renewal Term, all payments shall be made in cash under the same total value, unless otherwise agreed in writing by both parties. |

**IN WITNESS WHEREOF**, the parties have caused this Agreement to be executed by their duly authorized representatives:

**Company** PVML Ltd.

Name: Shachar Schnapp

Title: CEO

Date: Oct 5 2025

Signature:

פי.וי.אמ.אל בע״מ
PVML LTD
ח.פ. 516494697

**Customer** VisionWave Holdings, Inc.

Name: Doug Davis

Title: Executive Chairman of the Board

Date: Oct 5 2025

Signature: Doug Davis

ID: d6356d14-f020-4b24-a19c-533d71f624fd

## TERMS AND CONDITIONS

These terms of service (the "**Terms**") together with any other agreements or terms incorporated by reference, govern the use of the Services. These Terms constitute a binding and enforceable legal contract between Company and any Customer entering into an order form incorporating these Terms by reference (an "**Order**"). By accepting these Terms through execution of an Order, or by using the Services, Customer agree to these Terms.

**1. Services; License**

1.1. Subject to the terms and conditions of these Terms, and any applicable Order, Company shall provide Customer with services detailed in the Order ("**Services**") through its proprietary technology as hosted on a third party cloud service (the "**Platform**"), in accordance with the service level agreement [attached hereto as **Exhibit A**], It is hereby clarified that the Services and Platform provide a technological solution and are not intended to constitute or provide any legal, regulatory or compliance solution. Such responsibilities remain solely with the Customer.

1.2. During the Term and subject to Customer's compliance with the terms and conditions of this Agreement, Company grants Customer a non-exclusive, non-transferable, royalty-free, non-sublicensable, limited, revocable right (i) for Customer employees, agents, representatives and contractors who are permitted access to the Services by Customer ("**Authorized Users**") to access the Platform, for Customer's internal business use; and (ii) use the API or the UI provided by Company to enable the Services according to Company's instructions and technical documentation provided by Company from time to time ("**Documentation**").

**2. Customer's Obligations**. Customer hereby undertakes to:

2.1. provide Company with access to the Customer data sources, in accordance with Company's written instructions.

2.2. provide Company access to data solely in a read-only mode. If the Customer chooses to grant access beyond read-only capabilities, it shall be at the sole discretion and liability of the Customer.

2.3. implement the APIs provided by Company according to the Documentation.

2.4. provide Company with complete and accurate information necessary to implement the Service. Customer acknowledges and agrees that the accuracy of the Services depends on the quality, completeness and timeliness of the data provided to Company, and on Customer providing Company with prompt notice upon any changes in required information; In case any changes are required by the company, the timeframe for implementing such changes will be according to the SLA agreement.

2.5. use the Platform, the Services, and all related software and Documentation, as well as any data provided by Customer, in compliance with all applicable laws and regulations, including but not limited to applicable data security and privacy laws;

2.6. manage and secure all login credentials used by Authorized Users in connection with their use of the Platform and protect the same against unauthorized use or disclosure using reasonable standard in the industry. Customer shall be liable for all actions taken on the Platform through use of the login credentials of its Authorized Users.

3. **Fees**. In consideration for the Services, Customer shall pay Company the Fees, as described in the Order. Fees shall be payable within 30 days of issuance of the applicable invoice. All payments not made when due, shall be subject to a late charge of 1.5% per month compounded annually. Payment of Fees shall be made by wire transfer to the account designated by Company. The Fees are exclusive of VAT and other applicable indirect taxes. In the event that Customer is required by law to deduct and/or withhold any amounts from any payments due hereunder, it shall gross-up and increase the amounts to be paid to Company so that the actual net amount to be paid to Company shall equal the fees that would have been due to Company without such deduction or withholding.

**4. Intellectual Property Rights; Confidentiality**

4.1. All intellectual property rights in the Platform, Services, Documentation and any part thereof, including any and all derivatives, changes and improvements thereof lie exclusively with Company, except as expressly set forth below.

4.2. Company shall not use, access, process, or otherwise utilize any data, materials, information, or other inputs provided by Customer, including but not limited to Customer data sources, Customer Outputs, or any derivatives thereof (collectively, "Customer Inputs"), for the purpose of training, fine-tuning, or otherwise improving any artificial intelligence models, machine learning algorithms, or similar technologies, whether for Company's own benefit or for the benefit of any third party. Company's use of Customer Inputs shall be strictly limited to the extent necessary to provide the Services to Customer as expressly set forth in this Agreement and for no other purpose. For the avoidance of doubt, Company shall not incorporate any Customer Inputs into its own or any third party's models, datasets, or training corpora, nor shall Company use Customer Inputs to develop, enhance, or modify any of its products or services outside the scope of providing the Services to Customer during the Term. Any such use shall require Customer's prior written consent, which may be withheld at Customer's sole discretion.

4.3. All intellectual property rights in any outputs, products, results, AI agents, models, or other artifacts

developed, generated, or created by Customer through use of the Services (collectively, "Customer Outputs") shall be owned exclusively by Customer. Company shall have no rights, title, or interest in or to any Customer Outputs, except as necessary to provide the Services to Customer during the Term.

4.4. All intellectual property rights in any data, materials or Confidential Information of Customer, including the Customer Outputs, Customer Inputs, any modifications, enhancements and derivatives thereof (collectively, "Customer IPR") lie exclusively with Customer or its licensors. Customer shall (i) not attempt to infiltrate, hack, reverse engineer, decompile, or disassemble the Platform, Service or any part thereof for any purpose or use it to build a competitive service or product; (ii) not represent that it possesses any proprietary interest in Platform, Service, Documentation or any part or derivative thereof; (iii) not directly or indirectly, take any action to contest Company's intellectual property rights or infringe them in any way; (iv) except as specifically permitted in writing by Company, not use the name, trademarks, trade-names, and logos of Company; (v) except as specifically permitted herein, not copy any part or content of the Platform, reports or documentation other than for Customer's own internal business purposes; (vi) not copy any features, functions or graphics of the Platform or use it to build a competitive product or service; and (vii) not remove the copyright, trademark and other proprietary notices contained on or in Company's Platform, products, services or documentation. Customer shall take no action, directly or indirectly, to register Company trademarks (or their variation), domain names, or copyrights in its own name and shall provide commercially reasonable assistance to Company to prevent the occurrence of such activity by any third parties.

4.5. Customer hereby grants to Company: (a) a non-exclusive, non-sublicensable, revocable, non-transferable, royalty-free, worldwide license during the Term to use, reproduce, and prepare derivative works of all data provided to Company by Customer in connection with this Agreement solely to permit Company to perform the Services to Customer as set forth in this Agreement, and (b) a perpetual, non-exclusive, non-sublicensable, revocable, non-transferable, royalty-free, worldwide license to analyze anonymized data obtained through Services in order to provide Customer with analytics and reports, and improve the Services, all subject to Company's compliance with applicable law and privacy regulations.

4.6. During any Term of this Agreement (as applicable), each Party (The "receiving party") may receive Confidential Information from the other Party (the "disclosing party"), and it agrees (i) not to disclose the disclosing party's Confidential Information to any third parties other than to its directors, employees, advisors, or consultants (collectively, its "**Representatives**") on a "need to know" basis and provided that such Representatives are bound by confidentiality obligations not less restrictive than those contained herein; (ii) not to use or reproduce any of the disclosing party's Confidential Information for any purposes except to carry out its rights and responsibilities under this Agreement; (iii) to keep the disclosing party's Confidential Information confidential using at least the same degree of care it uses to protect its own confidential information, which shall in any event not be less than a reasonable degree of care. Notwithstanding the foregoing, if the receiving party is required by legal process or applicable law, rule, or regulation to disclose any of the disclosing party's Confidential Information, then prior to such disclosure, if legally allowed, receiving party will give prompt notice to the disclosing party so that it may seek a protective order or other appropriate relief. The confidentiality obligations hereunder shall expire five years from the date of termination or expiration of this Agreement (and with respect to trade secrets- in perpetuity) and shall supersede any previous confidentiality undertakings between the parties.

4.7. For the purposes hereof, "**Confidential Information**" means any proprietary or trade secret information disclosed by one party to the other which can be reasonably understood under the circumstances to be confidential, but excluding any information that: (i) is now or subsequently becomes generally available in the public domain through no fault or breach on the part of receiving party; (ii) the receiving party can demonstrate in its records to have had rightfully in its possession prior to disclosure of the Confidential Information by the disclosing party; (iii) the receiving party rightfully obtains from a third party who has the right to transfer or disclose it, without default or breach of this Agreement; (iv) the receiving party can demonstrate in its records to have independently developed, without breach of this Agreement and/or any use of or reference to the Confidential Information. For avoidance of doubt, Customer IPR shall be deemed Customer Confidential Information.

5. <u>Warranties; Disclaimer; Limitation of Liability</u>

5.1. **EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, COMPANY PROVIDES THE PLATFORM, SERVICES, AND DOCUMENTATION TO CUSTOMER ON AN "AS IS" BASIS, WITHOUT WARRANTIES OR REPRESENTATION OF ANY KIND, AND COMPANY EXPRESSLY DISCLAIMS ALL WARRANTIES - STATUTORY, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHENTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ACCURACY. COMPANY FURTHER DISCLAIMS ANY WARRANTY THAT THE OPERATION OF THE PLATFORM OR ANY RELATED SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE.**

5.2. Customer acknowledges that the quality and accuracy of the Services are dependent on the accuracy and completeness of the information provided. **CUSTOMER ACKNOWLEDGES THAT COMPANY SHALL NOT BEAR ANY LIABILITY OR RESPONSIBILITY FOR FAULTS, ERRORS OR ERRONEOUS OUTPUT PROVIDED ON THE BASIS OF UNTIMELY, INCOMPLETE, INACCURATE, FALSE OR MISLEADING INFORMATION PROVIDED BY CUSTOMER OR THE AUTHORIZED USERS.**

5.3. **EXCEPT FOR WILLFUL MISCONDUCT, FRAUD OR BREACH OF CONFIDENTIALITY OBLIGATIONS HEREUNDER, AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY'S MAXIMUM AGGREGATE LIABILITY UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT**

**SHALL NOT EXCEED THE TOTAL AMOUNT OF FEES PAID BY CUSTOMER TO COMPANY DURING THE 12 MONTHS PRECEDING THE DATE THE LIABILITY FIRST ARISES. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS, LOSS OF USE, LOSS OF DATA (INCLUDING END-USER INFORMATION), COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.**

6. **Term; Termination**

6.1. This Agreement shall commence on the Effective Date and will continue for the Term set forth in the Order (and subject to the Order). Either party may terminate this Aagreement as provided under the Order.

6.2. Either party may terminate this Agreement immediately by giving written notice to the other party if: (i) the other party breaches a material provision of this Agreement and fails to cure the breach within seven days after being given written notice thereof; (ii) the other party is judged bankrupt or insolvent, makes a general assignment for the benefit of its creditors, a trustee or receiver is appointed for such party; or any petition by or on behalf of such party is filed under any bankruptcy or similar laws.

6.3. Upon termination of this Agreement, Customer will immediately cease use of the Platform and any Service, each party shall return to the other party or destroy (at disclosing party's option) all of the other party's Confidential Information in its possession and any outstanding undisputed Fees shall become due and payable. Sections 4, 5, 6.3, 7, and 9 shall survive any expiration or termination of this Agreement.

7. **Notices**. All notices or other communications hereunder shall be in writing and given in person, by registered mail, by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile or email transmission with written confirmation of receipt, addressed to the address set forth in the Order or to such other address as any party hereto may designate to the other in accordance with the aforesaid procedure. All notices and other communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile or email transmission shall be deemed given on the business day following transmission, and those sent by registered mail shall be deemed given three calendar days after posting.

8. **Publicity**. Company may issue publicity or general marketing communications concerning its involvement with the Customer, including (i) case study, and Customer agrees to reasonably cooperate with and contribute to such case study; (ii) promotion on website, and Customer grants Company a license to use Customer's logo referencing Customer as a customer on Company's website subject to the terms of the Agreement provided that such use does not reveal any details of this Agreement or Services used by Customer; and (iii) testimonial purposes, and Customer agrees to provide a recorded testimonial and quate as requested by Company which must be reviewed and approved by Customer prior to release by Company.

9. **General**. This Agreement constitutes the entire agreement between Company and Customer and supersedes any previous agreements or representations, either oral or written, with respect to the subject matter of this Agreement. All amendments will be made only in written agreement by both parties. Neither party shall transfer or assign its rights or obligations under this Agreement to any third party, except to an affiliate or in the case of merger or sale of all or substantially all of the assigning party's assets. If an assignment is made pursuant to a merger or sale of all or substantially all of the assigning party's assets, the other party shall be entitled to terminate the Agreement by providing 30 days prior written notice to successor entity of the assigning party, provided that no refund will be provided by the Company. Any purported assignment contrary to this section shall be void. If any part of this Agreement is declared invalid or unenforceable for any reason, such part shall be deemed modified to the extent necessary to make it valid and operative and in a manner most closely representing the intention of the parties, or if it cannot be so modified, then eliminated, and such elimination shall not affect the validity of any remaining portion, which shall remain in force and effect. Any failure by a party to insist upon or enforce performance by the other of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement or otherwise by law will not be construed as a waiver or relinquishment of any right to assert or rely upon the provision, right or remedy in that or any other instance. This Agreement is governed by the laws of the State of Israel, without regards to its conflict of laws principles, and any dispute arising from this Agreement shall be brought exclusively before the courts of Tel Aviv, Israel.

## Exhibit A

## Service Level Agreement (SLA)

This Service Level Agreement sets forth the terms under which Customer shall be entitled to receive maintenance and support services from Company in connection with the Services (as those terms defined in the Master Services Agreement).

### 1. Definitions

For the purposes of this Service Level Agreement, the following terms will be used:

| **Term** | Definition |
|---|---|
| Customer Agreement | The Order entered into between Customer and Company. |
| Error | A reproducible failure of the Services to perform a function in accordance with the applicable technical specifications. |
| High Priority Error | Customer experiences a loss of key Service features due to an issue in the Service rendering some operational functionality unavailable. |
| Medium Priority Error | Customer is experiencing a limited loss of functionality within the Service with no impact to operational functionality. |
| Low Priority Error | Any Error that is not a High Priority Error or a Medium Priority Error. |
| Normal Business Hours | 09:00 to 17:00, IL time, Sunday to Thursday (excluding public holidays). |

### 2. Maintenance Services

Company shall provide Customer, during the term of the Customer Agreement, with certain maintenance services in order to enable Customer to notify Company of any Error and seek assistance in enquiries regarding the platform, as set forth in this Section 2:

2.1 Error Reporting. In order to report any Error to Company, Customer should use Company's Help Desk support, via phone or email, to +972-523866115 or support@pvml.com. Customer shall provide Company with sufficient details to enable Company to accurately diagnose and reproduce such Error such as error logs, screenshots, browser and OS version, order identifiers, etc.

2.2 Error Classification. Once the Customer notifies Company's Help Desk of an Error, Company shall classify the Error as a High, Medium, or Low Priority Error, upon which the following response times shall apply:

| **Error Severity** | **Initial Response** |
|---|---|
| High Priority Error | Within twelve (12) business hours<br>If on-site services are required for initial response, such services shall be provided within twenty four (24) hours |
| Medium Priority Error | Within two (2) business day |
| Low Priority Error | Within five (5) business days |

**Note**: Company may attempt to contact Customer within the initial response time to clarify the issue and the business impact and will initiate the resolution process to detect the root cause

and provide a solution or workaround that reduces the severity of the applicable problem. Company will make reasonable commercial efforts to provide final resolution of Errors as soon as practicable, considering the severity of the Error, the details provided by Customer and the cause of the Error.

2.3 Error Correction. Company will use reasonable efforts to confirm the existence of an Error and to correct the Error, by providing a fix, patch, workaround, or any other reasonable solution. While Company shall endeavor to correct all Errors, Customer acknowledges that not all Errors will be corrected or that a fix, patch, workaround, or any other offered solution will be found. Company cannot and does not warrant or represent that any or all Errors can or will be corrected.

2.4 Measurement. Response times under this section 2 are measured by Company from the time the Error is received by Company with sufficient details about the Error via the contact methods above. Otherwise, the guaranteed response time will not apply.

## 3. Exclusions

The Services set forth herein shall not include, and Company shall not be responsible or liable to correct, any Error caused by: (i) Customer's failure to use the Services or any part thereof in accordance with instructions included in the documentation provided by the Company; (ii) negligence, misuse, abuse or mishandling of the Services by Customer or any third party; (iii) inappropriate environmental conditions (such as network problems, power and air-conditioning failures) or failure of Customer to maintain the configuration environment set out in the Services' specifications or any technical issue unrelated to the Services; (iv) actual or attempted modification, alteration or addition to the Services other than by Company; or (vi) any issue in the integration or communication of Customer properties with the Services.

## 4. Force Majeure

Company shall not be liable for any failure to perform its obligations hereunder when such failure is due to events beyond its reasonable control, such as, without limitation, public health crisis, flood, earthquake, fire, acts of God, military insurrection, civil riot, or labor strikes.